                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement             [_] CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED
                                                BY RULE 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                        POTOMAC ELECTRIC POWER COMPANY
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:

        ------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        -----------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

    (3) Filing Party:

        -----------------------------------------------------------------------

    (4) Date Filed:

        -----------------------------------------------------------------------
Notes:

                           [PEPCO LOGO APPEARS HERE]

                        POTOMAC ELECTRIC POWER COMPANY

                        1900 PENNSYLVANIA AVENUE, N. W.

                            WASHINGTON, D. C. 20068

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                   ----------------------------------------
                                                              September 8, 1997

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Potomac Electric Power Company will be held at 10:00 a.m. on Thursday, October 23, 1997, at the Sheraton Washington Hotel, Cotillion Ballroom, 2660 Woodley Road,
N. W., Washington, D. C. for the following purposes:

 1.  To elect four directors to serve for three years;

 2. To consider and take action with respect to a shareholder proposal relating to the election of directors, if such proposal is brought before the meeting; and

 3. To transact such other business as may properly be brought before the meeting.

  The holders of the Common Stock of the Company of record at the close of business on Wednesday, September 3, 1997, will be entitled to vote on each of the above matters.

                                         By order of the Board of Directors,

                                         ELLEN SHERIFF ROGERS
                                               Secretary

                               ----------------

                                   IMPORTANT
                                   ---------
  YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.

  EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO SIGN, DATE AND MAIL THE
  ------------------------------------------------------------------------
ENCLOSED PROXY PROMPTLY.
- ------------------------
  IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY.

                           PLEASE DATE AND SIGN YOUR
                             PROXY AND RETURN IT IN
                             THE ENVELOPE PROVIDED

                         THANK YOU FOR ACTING PROMPTLY

                                PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS

                        POTOMAC ELECTRIC POWER COMPANY

                                                              September 8, 1997

  This statement is furnished in connection with a solicitation of proxies by the Board of Directors of Potomac Electric Power Company (the "Company"), 1900 Pennsylvania Avenue, N. W., Washington, D. C. 20068, to be used at the Annual Meeting of Shareholders of the Company to be held at 10:00 a.m. on Thursday, October 23, 1997, at the Sheraton Washington Hotel, Cotillion Ballroom, 2660 Woodley Road, N.W., Washington, D. C., and at any adjournment thereof, for the purposes set forth in the foregoing notice of meeting. Properly executed proxies received prior to closing of the polls during the meeting will be voted in the manner set forth on the proxy unless specifically otherwise directed by the shareholder, in which case they will be voted as directed. If the enclosed form of proxy is executed and returned, it may nevertheless be revoked by delivering notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company before the proxy is voted, and shareholders who are present at the meeting may revoke their proxies and vote in person.

  At the close of business on Wednesday, September 3, 1997 (the "Record Date"), the Company had outstanding 118,500,648 shares of Common Stock of the par value of $1 per share (the "Common Stock"), and the then holders of record thereof will be entitled to one vote for each share so held by them on each of the matters to be considered at the meeting.

  This proxy statement and the form of proxy are first being mailed to shareholders on or about September 8, 1997. The Annual Report to Shareholders for the fiscal year ended December 31, 1996, including financial statements, was mailed on or about February 18, 1997 to all shareholders. In view of the delayed date of the Annual Meeting, the Company on or about September 4, 1997, mailed the Annual Report to all persons who since the original mailing have become holders of record on or prior to the Record Date and also is furnishing the Annual Report to banks and brokers for delivery to beneficial owners. The Annual Report is not part of the proxy soliciting material. Persons who previously were mailed the Annual Report may obtain another copy by contacting the Shareholder Service Department at 1-800-527-3726 or, in the Washington, D.C. area, at 202-872-3183.

                           1. ELECTION OF DIRECTORS

  At the meeting, four directors are to be elected to hold office until the earlier of (a) the expiration of a three-year term, and until their respective successors shall have been elected and qualified, or (b) the effective date of the proposed merger of the Company and Baltimore Gas and Electric Company. Twelve directors constitute the entire Board of Directors.

  It is the intention of the persons named in the enclosed proxy to vote such proxy for the election of the nominees named below, unless such authority is withheld. The Company does not contemplate that any of such nominees will become unavailable for any reason, but if that should occur before the meeting, proxies will be voted for another nominee, or other nominees, to be selected by the Board of Directors. Nominees receiving the greatest number of votes shall be elected.

                      NOMINEES FOR ELECTION AS DIRECTORS

                           FOR TERM EXPIRING IN 2000

PHOTO APPEARS           RICHARD E. MARRIOTT, age 58, since October 1993, has
HERE                    been Chairman of the Board of Host Marriott
                        Corporation, a company based in Bethesda, Maryland, which owns lodging properties throughout the world.
                        From 1986 to October 1993 he served as Vice Chairman and Executive Vice President of the Marriott
                        Corporation, a hotel and hospitality company. Mr.
                        Marriott has been a director of the Company since 1993 and is a member of the Human Resources Committee and the Nominating Committee. Mr. Marriott is a director of Marriott International, Inc. and Host Marriott
                        Services Corporation. He owns 100 shares of the Common
                        Stock of the Company.



PHOTO APPEARS           DAVID O. MAXWELL, age 67, is retired Chairman of the
HERE                    Board and Chief Executive Officer of Fannie Mae, a
                        position he held from 1981-1991. Mr. Maxwell has been a director of the Company since 1993 and is a member of the Audit Committee and the Human Resources
                        Committee. He is a director of Financial Security
                        Assurance Holdings Ltd., Salomon Inc and SunAmerica
                        Inc. He owns 500 shares of the Common Stock of the Company.



PHOTO APPEARS           FLORETTA D. MCKENZIE, age 62, was the founder in 1987
HERE                    and is the President of The McKenzie Group, Inc.
                        (educational consulting firm). Dr. McKenzie has been a director of the Company since 1988 and is a member of the Audit Committee and the Executive Committee. Dr.
                        McKenzie is a director of Marriott International, Inc.
                        She owns 934 shares of the Common Stock of the Company.



PHOTO APPEARS           EDWARD F. MITCHELL, age 65, has been Chairman of the
HERE                    Board of the Company since December 1992. He has been
                        Chief Executive Officer since September 1989. From
                        1983 to December 1992, he served as President of the Company. He has been a director of the Company since
                        1980, and is Chairman of the Executive Committee. He owns 60,211 shares of the Common Stock of the Company.

                        DIRECTORS CONTINUING IN OFFICE

                             TERM EXPIRES IN 1998

PHOTO APPEARS           H. LOWELL DAVIS, age 64, was Vice Chairman of the
HERE                    Company from 1983 until 1997 and was also the Chief
                        Financial Officer from 1983 until 1996. He has been a director of the Company since 1973 and is a member of the Executive Committee. He owns 62,616 shares of the Common Stock of the Company.


PHOTO APPEARS           JOHN M. DERRICK, JR., age 57, has been President of
HERE                    the Company since December 1992. He has been Chief
                        Operating Officer since 1989. From 1989 to December
                        1992 he served as Executive Vice President of the Company. Mr. Derrick has been a director of the Company since 1994 and is a member of the Executive
                        Committee. Mr. Derrick is a director of Washington
                        Real Estate Investment Trust. He owns 22,178 shares of the Common Stock of the Company.


PHOTO APPEARS           PETER F. O'MALLEY, age 58, is Of Counsel to O'Malley,
HERE                    Miles, Nylen & Gilmore, P.A., a law firm in Calverton,
                        Maryland. He has served as Of Counsel since 1989. Mr.
                        O'Malley currently serves as the President of Aberdeen
                        Creek Corp., a privately-held company engaged in investment, business consulting and development activities. He has been a director of the Company since 1982 and is Chairman of the Finance Committee and a member of the Chairman's Advisory Committee and the Human Resources Committee. Mr. O'Malley is a director of Giant Food Inc., Legg Mason, Inc. and
                        Forensic Technologies International Corp. He owns
                        1,828 shares of the Common Stock of the Company.


PHOTO APPEARS           LOUIS A. SIMPSON, age 60, has been President and Chief
HERE                    Executive Officer of Capital Operations (investments),
                        GEICO Corporation, Washington, D. C. since May 1993.
                        From 1985 to May 1993 he served as Vice Chairman of
                        GEICO Corporation. He has been a director of the Company since December 1990, and is a member of the Audit Committee, Chairman's Advisory Committee and
                        Finance Committee. Mr. Simpson is a director of Cohr,
                        Inc., Pacific American Income Shares, Inc., Salomon
                        Inc and Thompson BPE, Inc. He owns 2,000 shares of the
                        Common Stock of the Company.

                        DIRECTORS CONTINUING IN OFFICE

                             TERM EXPIRES IN 1999

PHOTO APPEARS           ROGER R. BLUNT, SR., age 66, is Chairman of the Board,
HERE                    President and Chief Executive Officer of Blunt
                        Enterprises, LLC (general contracting and construction management), a Washington-based holding company, that includes Essex Construction, LLC, of which he is Chairman of the Board and Chief Executive Officer, and
                        Tyroc Construction, LLC, of which he is Chairman of the Board, President and Chief Executive Officer. Mr.
                        Blunt has been a director of the Company since 1984 and is Chairman of the Audit Committee and a member of the Executive Committee and Nominating Committee. He owns 341 shares of the Common Stock of the Company.


PHOTO APPEARS           A. JAMES CLARK, age 69, is Chairman of the Board and
HERE                    President of Clark Enterprises, Inc., a holding
                        company based in Bethesda, Maryland that includes The
                        Clark Construction Group, Inc. (formerly The George
                        Hyman Construction Company and OMNI Construction
                        Group, Inc.). He serves as Chairman of the Executive
                        Committee for The Clark Construction Group. He has been a director of PEPCO since 1977 and is Chairman of the Human Resources Committee and a member of the Chairman's Advisory Committee and Finance Committee.
                        Mr. Clark is a director of CarrAmerica Realty
                        Corporation. Mr. Clark owns 9,604 shares of the Common
                        Stock of the Company. Clark Enterprises, Inc., of which he is the major owner, owns 92,733 shares of the Common Stock of the Company. Mr. Clark has sole voting and investment power with respect to the shares held by that company.

PHOTO APPEARS           ANN D. MCLAUGHLIN, age 55, is former United States
HERE                    Secretary of Labor. She was President of the Federal
                        City Council from 1990 until 1995. She is presently
                        Chairman of The Aspen Institute and served as Vice
                        Chairman of The Aspen Institute from 1993 to 1996. Ms.
                        McLaughlin was President and Chief Executive Officer of the New American Schools Development Corporation from July 1992 to 1993. She has been a director of the Company since January 1991, and is Chairman of the Nominating Committee and a member of the Human Resources Committee. Ms. McLaughlin is a director of AMR Corporation/American Airlines, Inc.,
                        Donna Karan International Inc., Fannie Mae, General
                        Motors Corporation, Harman International Industries,
                        Inc., Host Marriott Corporation, Kellogg Company,
                        Nordstrom, Inc., Sedgwick Group plc, Union Camp
                        Corporation and Vulcan Materials Company. She owns 526 shares of the Common Stock of the Company.

PHOTO APPEARS           A. THOMAS YOUNG, age 59, is retired Executive Vice
HERE                    President of Lockheed Martin Corporation. From 1990-
                        1995, he was President and Chief Operating Officer of
                        Martin Marietta Corporation. He is a director of The
                        B.F. Goodrich Company, The Dial Corp., Memotec
                        Communications, Inc., Science Applications
                        International Corporation and Salomon Inc. Mr. Young has been a director of the Company since 1995 and is a member of the Audit Committee, Chairman's Advisory
                        Committee and the Finance Committee. He owns 1,000 shares of the Common Stock of the Company.

  As of August 29, 1997, Mr. Dennis R. Wraase and Mr. William T. Torgerson, non-director officers, each of whom is listed in the Summary Compensation Table, owned 16,654 and 8,300 shares, respectively, and all directors, nominees, and executive officers as a group, owned 386,548 shares of the Common Stock of the Company, representing less than 1% of the shares outstanding.

  The Board of Directors held six meetings in 1996. The Company has standing Audit, Human Resources and Nominating Committees of the Board of Directors. The Company also has Executive, Finance and Chairman's Advisory Committees of the Board of Directors.

  The Audit Committee, composed entirely of independent, non-employee directors, held four meetings in 1996. The Committee's duties and responsibilities include recommending to the Board the engagement of the independent accountant, approving the plan and scope of the audit and the fee before the audit begins and, following the audit, reviewing the results with the independent accountant and its comments on the Company's system of internal accounting controls. The Committee also reviews with the Company's General Auditor the plan, scope and results of internal audits and his comments on the Company's system of internal accounting controls. It further reviews with management, the independent accountant and the General Auditor the accounting principles applied in financial reporting and the reports relating to compliance with the Company's statements of policy relating to conflicts of interest. The Committee reports its activities to the Board periodically and makes such recommendations and findings concerning any audit or related matter as it deems appropriate.

  In carrying out these functions, the Audit Committee represents the Board in discharging its responsibility of oversight, but the existence of the Committee does not alter the traditional roles and responsibilities of the Company's management and the independent accountant with respect to the accounting and control functions and financial statement presentation.

  The Nominating Committee, composed entirely of independent, non-employee directors, held one meeting in 1996. The Committee recommends to the Board candidates for nomination for election as directors. The Committee will consider nominees recommended by shareholders upon the receipt, no later than the deadline for receipt of shareholder proposals, of information concerning the name, business address, occupation, qualifications and share holdings of the proposed nominee.

  The Human Resources Committee, composed entirely of independent, non-employee directors, held five meetings in 1996. The Committee recommends to the Board the annual salary administration program for all exempt employees, including specific salary recommendations for senior officers and employees, and administers the executive compensation plans. The Committee also makes recommendations to the Board with respect to the Company's General Retirement Plan, other benefit plans, and officer and senior management succession.

  Each of the Company's directors, except directors who are employees of the Company, is paid an annual retainer of $26,000, plus a fee of $1,250 for each Board and committee meeting attended. Each director who is Chairman of a committee is paid an additional annual retainer of $3,500. As of August 1, 1997, the Company terminated its Retirement Plan for non-employee directors. Directors who had completed 10 or more years of Board service received a lump sum payment of the actuarial present value of a life annuity commencing at age 65, in an amount equal to the annual retainer. Directors who had completed less than 10 years of service received in a lump sum the actuarial present value of a reduced annuity benefit based on the actual number of years of service. The Company also has a Stock Compensation Plan for the Board of Directors under which directors may elect to receive up to 100% of their retainers in shares of the Company's Common Stock and a deferred compensation plan which permits directors to defer annual retainer and meeting fee payments and the lump sum payments made under the Retirement Plan. Deferred amounts are credited, at the election of the director, based on the prime rate or a return on a specified group of funds or a combination of both.

                          SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION
                                  ---------------------------------   LONG-TERM
                                                     OTHER ANNUAL   INCENTIVE PLAN      ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR  SALARY   BONUS   COMPENSATION/1/   PAYOUTS/2/   COMPENSATION/3/,/4/
- ---------------------------  ---- -------- -------- --------------- -------------- -------------------
Edward F. Mitchell           1996 $600,000 $263,340    $115,861        $ 79,670          $55,513
Chairman of the Board and    1995  560,000  206,599      96,100         136,201           56,479
 Chief Executive Officer     1994  553,333        0      79,716          95,568           58,800
H. Lowell Davis              1996 $418,667 $183,752    $ 72,718        $ 59,015          $38,702
Vice Chairman                1995  412,000  151,998      62,248         103,650           40,388
                             1994  408,000        0      56,192          72,710           44,354
John M. Derrick, Jr.         1996 $373,333 $152,152    $ 11,672        $ 44,261          $36,867
President                    1995  350,000  190,612      10,423          59,236           37,111
                             1994  333,333        0       9,970          41,546           37,674
Dennis R. Wraase             1996 $222,667 $ 84,350    $  3,054        $ 21,953          $24,568
Senior Vice President and    1995  203,000  130,642       2,972          38,627           24,455
 Chief Financial Officer     1994  190,667   26,693       3,004          27,085           24,609
William T. Torgerson         1996 $210,667 $ 74,300    $  2,565        $      0          $23,030
Senior Vice President and    1995  197,667  123,263       2,572               0           22,703
 General Counsel             1994  187,000   23,375       2,536               0           22,464

- --------------------
/1/Other Annual Compensation

  Amounts in this column for each year represent above-market earnings on deferred compensation funded by Company owned life insurance policies held in trust, assuming the expected retirement at age 65. The amounts are reduced if the executive terminates employment prior to age 62 for any reason other than death, total or permanent disability or a change in control of the Company. In the event of a change in control and termination of the participant's employment, a lump sum payment will be made equal to the net present value of the expected payments at age 65 discounted using the Pension Benefit Guaranty Corporation immediate payment interest rate plus one-half of one percent. The Company has purchased such policies on participating individuals under a program designed so that if assumptions as to mortality experience, policy return and other factors are realized, the compensation deferred and the death benefits payable to the Company under such insurance policies will cover all premium payments and benefit payments projected under this program, plus a factor for the use of Company funds.

/2/Long-Term Incentive Plan Payouts

  Amounts in this column for 1996 represent the value of the vested long-term restricted stock granted under the terms of the Company's Executive Restricted Stock Performance Award Program for the three-year performance cycle ended December 31, 1995. Under the terms of the plan, fifty percent of the restricted stock awards for the performance cycle ended December 31, 1995 vested on January 1, 1997 and the remaining fifty percent will vest on January 1, 1998, subject to the participant's continued Company employment. Amounts shown for 1996, 1995 and 1994 reflect the value of the shares which vested January 1, 1997, January 1, 1996 and January 1, 1995, respectively, based on the average of the high and low stock price on the New York Stock Exchange on December 31, 1996, December 29, 1995 and December 30, 1994, respectively.

/3/Restricted Stock

  The number and market value of the non-vested restricted shareholdings at December 31, 1996 for the five named executive officers are: 3,131 shares or $79,645 for Mr. Mitchell, 2,319 shares or $58,990 for Mr. Davis, 1,739 shares or $44,236 for Mr. Derrick, and 863 shares or $21,953 for Mr. Wraase. In the event of change of control and subsequent termination or diminution of duties, the balance of the restricted shareholdings becomes vested immediately.

/4/All Other Compensation

  Amounts in this column for 1996 consist of (i) Company contributions to the Savings Plan for Exempt Employees of $7,000 for Messrs. Mitchell, Derrick, Wraase and Torgerson, respectively, and $7,225 for Mr. Davis, (ii) Company contributions to the Executive Deferred Compensation Plan due to Internal Revenue Service limitations on maximum contributions to the Savings Plan for Exempt Employees of $16,200, $5,496, $7,386, $2,769 and $2,730 for Messrs.
Mitchell, Davis, Derrick, Wraase and Torgerson, respectively, (iii) the term life insurance portion of life insurance written on a split-dollar basis of $8,394, $4,979, $1,731, $947 and $963 for Messrs. Mitchell, Davis, Derrick,
Wraase and Torgerson, respectively, and (iv) the interest on employer paid premiums for split-dollar life insurance of $23,918, $21,002, $20,750, $13,852 and $12,337 for Messrs. Mitchell, Davis, Derrick, Wraase and Torgerson, respectively. The split-dollar life insurance contract provides death benefits to the executive's beneficiaries of approximately three times the executive's annual salary. The split-dollar program is designed so that, if the assumptions made as to mortality experience, policy return and other factors are realized, the Company will recover all plan costs, including a factor for the use of Company funds. The split-dollar policy provides a cash surrender value to each participant in excess of any premiums paid.

             LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

                          PERFORMANCE OR
                           OTHER PERIOD                    THRESHOLD
                         UNTIL MATURATION     MINIMUM       NUMBER       MAXIMUM
NAME                        OR PAYOUT     NUMBER OF SHARES OF SHARES NUMBER OF SHARES
- ----                     ---------------- ---------------- --------- ----------------
Edward F. Mitchell...... January 1, 2000          0          1,072        8,042
                         January 1, 2001          0          1,072        8,041
H. Lowell Davis......... January 1, 2000          0            786        5,900
                         January 1, 2001          0            786        5,900
John M. Derrick, Jr. ... January 1, 2000          0            668        5,012
                         January 1, 2001          0            668        5,012
Dennis R. Wraase........ January 1, 2000          0            428        3,208
                         January 1, 2001          0            427        3,207
William T. Torgerson.... January 1, 2000          0            386        2,893
                         January 1, 2001          0            386        2,892

  The above table reflects the share awards available under the Company's Executive Restricted Stock Performance Award Program for the three-year performance cycle beginning January 1, 1996. The Plan provides for the award of restricted stock based on comparisons of Company performance to the Salomon Brothers Electric Utilities index. The awards are based on total return to shareholders over the three-year performance cycle and market-to-book ratios for the same periods. Each of these two performance measures is given equal weight. For a participant to receive the maximum award, the Company must have the highest total return to shareholders and market-to-book ratio as compared to the companies contained in the Salomon Brothers Electric Utilities index. Generally, the Company results must be above the median of the companies contained in the index for a participant to receive any award. Actual grants, if any, will not be determined until the end of the performance cycle and the shares earned based on performance will vest in two equal installments on January 1 of each of the two years commencing one year after the end of the performance cycle. No dividends are paid on awards until actual grants are made. Total shares granted will reflect reinvested dividends during the performance cycle.

                              PENSION PLAN TABLE

                                          ANNUAL RETIREMENT BENEFITS
                             -----------------------------------------------------
 AVERAGE ANNUAL SALARY                           YEARS IN PLAN
 IN FINAL THREE YEARS        -----------------------------------------------------
    OF EMPLOYMENT               15       20       25       30       35       40
- ---------------------        -------- -------- -------- -------- -------- --------
   $150,000................. $ 39,000 $ 53,000 $ 66,000 $ 79,000 $ 92,000 $105,000
   $250,000................. $ 66,000 $ 88,000 $109,000 $131,000 $153,000 $175,000
   $350,000................. $ 92,000 $123,000 $153,000 $184,000 $214,000 $245,000
   $450,000................. $118,000 $158,000 $197,000 $236,000 $276,000 $315,000
   $550,000................. $144,000 $193,000 $241,000 $289,000 $337,000 $385,000
   $650,000................. $171,000 $228,000 $284,000 $341,000 $398,000 $455,000
   $750,000................. $197,000 $263,000 $328,000 $394,000 $459,000 $525,000
   $850,000................. $223,000 $298,000 $372,000 $446,000 $521,000 $595,000

  The Company's General Retirement Plan provides participants benefits after five years of service based on the average salary (the term salary being equal to the amounts contained in the Salary column of the Summary

Compensation Table) for the final three years of employment and years in the Plan at time of retirement. Normal retirement under the Plan is at age 65. Plan benefits are subject to an offset for any Social Security benefits. Benefits under the Plan may be reduced under certain provisions of the Internal Revenue Code, as amended, and by salary deferrals under the Company's deferred compensation plans (other than CODA contributions made under the Savings Plan). Where any such limitations occur, the Company will pay (as an operating expense) a retirement supplement to eligible executives designed to maintain total retirement benefits at a formula level of the Plan. In order to attract and retain executives, the Company provides supplemental retirement benefits for executives who retire under the terms of the General Retirement Plan and are at least 59 years of age, which increase the average salary by the average of the highest three annual incentive awards out of the last five consecutive years. The annual incentive amounts are equal to the amounts shown in the Bonus column of the Summary Compensation Table. The current age, years of credited service and compensation used to determine retirement benefits for the above-named officers are as follows: Mr. Mitchell, 65 and 40 years of credit, $826,213; Mr. Derrick, 57 and 36 years of credit, $525,310; Mr. Davis, 64 and 39 years of credit, $578,806; Mr. Wraase, 53 and 28 years of credit, $301,338; and Mr. Torgerson, 53 and 28 years of credit, $280,710. Annual benefits at age 65 (including the effect of the Social Security offset) are illustrated in the table above.

                             EMPLOYMENT AGREEMENTS

  An employment agreement between the Company and Mr. Mitchell provides for his continued employment as Chief Executive Officer of the Company until the effective date of the proposed merger with Baltimore Gas and Electric Company or the termination of the merger agreement at an annual salary determined by the Board of Directors. The agreement provides for a supplemental retirement benefit payable to Mr. Mitchell (or his surviving spouse) for a period of not less than ten years in an amount equal to the excess of 65% of his final average annual compensation (based upon salary paid or deferred during his final 12 months of employment and the target annual award during his last year of employment) over the benefits to which he is entitled under the Company's General Retirement Plan. The employment agreement also provides for certain additional spouse benefits, and for the provision by the Company of supplemental life insurance for Mr. Mitchell following his retirement. If the proposed merger with Baltimore Gas and Electric Company is completed, Mr. Mitchell's employment agreement will be superseded by an employment agreement that he has entered into with Constellation Energy Corporation.

  Mr. Davis was employed as Vice Chairman of the Company through March 31, 1997. Under the terms of his employment agreement, Mr. Davis was paid at an annual rate which was no less than his base salary in effect on August 1, 1995. Upon retirement, Mr. Davis became entitled to amounts due him under the Company's General Retirement Plan, the Supplemental Benefit Plan, the Executive Performance Supplemental Retirement Plan, and the Supplemental Executive Retirement Plan.

  Messrs. Derrick, Torgerson and Wraase have entered into employment agreements with the Company that provide for each executive's employment through August 1, 2000, and that automatically extend for successive periods of five years thereafter unless the Company or the executive has given one year's prior notice that it shall not be so extended. Each of the employment agreements provides that the executive (i) will receive an annual base salary in an amount not less than his salary in effect as of August 1, 1995, and incentive compensation as determined by the Company's Board and (ii) will be entitled to participate in retirement and other benefit plans, and receive fringe benefits, on the same basis as other senior executives of the Company.

  Under each of the employment agreements with Messrs. Derrick, Torgerson and Wraase, the executive is entitled to certain benefits if his employment is terminated prior to the expiration of the initial term of the agreement

(or as extended) either (i) by the Company other than for cause, death or disability or (ii) by the executive if his salary is reduced, he is not in good faith considered for incentive awards, the Company fails to provide him with retirement, other benefit plans and fringe benefits provided to other similarly situated executives, he is required to relocate by more than 50 miles from Washington, D.C., or he is demoted from a senior management position. These benefits include a lump sum payment in cash equal to the sum of (i) the greater of (A) the present value of the executive's annual base salary (the highest base salary in effect during the three-year period preceding termination) and annual cash incentive awards (calculated based on the highest annual incentive target award during the three-year period preceding termination) through the remainder of the agreement (not to exceed three years) or (B) two times the executive's annual salary and target annual incentive award as in effect at the time of termination, (ii) the executive's annual cash incentive award for the year preceding termination of employment, if not yet paid, and (iii) a pro rata portion of the executive's annual cash incentive award for the year in which the executive's employment terminates. In addition, the executive will be entitled to receive certain supplemental retirement benefits under existing plans of the Company, the same benefits that a retiree who has attained age 55 and has completed 30 years of service would be entitled, and a continuation of premium payments under the Company's split dollar life insurance policy. If the proposed merger with Baltimore Gas and Electric Company is completed, Mr. Derrick's employment agreement will be superseded by an employment agreement that he has entered into with Constellation Energy Corporation, and Messrs. Torgerson and Wraase's employment agreements will be assumed by Constellation.

          HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Human Resources Committee of the Board of Directors is composed entirely of independent, non-employee directors. The Committee's role includes review of the performance of elected officers and other executives in connection with executive compensation programs designed to provide a strong and direct link between compensation, executive performance and the current and long-term level of Company performance. The Committee recommends specific officer salaries to the Board of Directors. The Committee also establishes and recommends to the Board performance guidelines under the Executive Incentive Compensation Plan, approves payments made pursuant to that Plan and recommends the structure of compensation and amounts of awards under the Long-Term Incentive Plan approved by the shareholders effective July 1, 1986. The Committee also reviews other elements of compensation and benefits, making recommendations to the Board as appropriate. The Committee carries out these responsibilities with assistance from consulting firms and with such input from the Chief Executive Officer and management as it deems appropriate.

 Officer Compensation Philosophy

  The Company's compensation philosophy reflects a commitment to attract and retain key executives with a program which compensates executive officers competitively with other companies in the industry while rewarding executives for achieving levels of operational excellence and financial results which result in growth in shareholder value. The Company's compensation policy is to provide a total compensation opportunity comparable to the median compensation levels of the companies in the Salomon Brothers Electric Utilities index. The relationship between pay and performance is reinforced by aligning the peer group used for compensation comparison purposes with the same industry peer group used for purposes of comparing total shareholder return.

  The compensation program for officers consists of base salary, annual incentive and, for senior officers, long-term incentive components. The combination of these three elements balances short- and long-term business performance goals and aligns officer financial rewards with company operating results and shareholder return. Total compensation for any specific year may, of course, be above the median for the peer group in the event performance exceeds goals, or below the median if performance falls short of goals.

  Annual incentive awards are earned based on the Company's financial and operational plans and results, including annual earnings and relative industry ranking in total return to shareholders. Long-term incentive awards are in the form of shares of Company stock (Restricted Shares) which are awarded at the end of each three-year cycle based upon meeting pre-established goals based on relative shareholder return. Restricted Shares, if any, awarded under the long-term incentive program will vest on the basis of continued service (with provision for immediate vesting in the event of death, disability or retirement). The officer compensation program is structured so that between 36 and 48 percent of the total compensation opportunity is composed of incentive compensation.

  The Omnibus Budget Reconciliation Act of 1993 included a provision limiting the deductibility of certain executive compensation. For 1996, all compensation earned by the Company's five highest paid officers was completely deductible. In the future the Committee will, considering the best interest of the Company and its shareholders, use its best judgment to continue the complete tax deductibility of the compensation paid to its officers.

 Officer Salaries

  The Committee determines base salary ranges for executive officers based upon competitive pay practices. Officer salaries correspond to approximately the median of the companies in the Salomon Brothers Electric Utilities index. The Chief Executive Officer received a 3.7% base salary increase effective May 1, 1994 and no salary increase in 1995. (In the case of Messrs. Mitchell, Davis and Derrick, the increases from 1994 salaries shown for the year 1995 in the accompanying Summary Compensation Table result from annualization of increases which became effective May 1, 1994.) In recognition of the absence of a salary increase in 1995, the effort of the Chief Executive Officer in the announced merger with BGE and the Committee's compensation assessment within the philosophy and framework outlined above, the Chief Executive Officer was awarded a 10.7% salary increase effective May 1, 1996.

 Executive Incentive Compensation Plan

  In 1983, the Board of Directors established the Executive Incentive Compensation Plan for Company officers and senior executives. Under the plan guidelines, awards for the Chairman, Vice Chairman and President are based upon the Company's progress in achieving plan goals; awards for other officers are based on a combination of corporate goals and individual goals established at the beginning of the year. For awards paid in January 1997 for performance during 1996, the equally weighted corporate goals were (1) earnings relative to corporate plan, (2) total return to shareholders in comparison with the Salomon Brothers Electric Utilities index, and (3) achieving corporate goals for operating and capital cost containment and customer service.

  Application of the plan formula for executives subject to utility earnings goals resulted in an incentive award level of 115% of the target award level (compared to maximum award level of 180% of the target); based upon (1) utility earnings (which exceeded threshold plan awards levels), (2) total return to shareholders (22nd highest out of 64 companies), and (3) specific corporate goals (100 percent achieved). The Committee increased the incentive award level to 130% of target award in recognition of the Company's high ranking in total return to shareholders. For 1994 awards paid in early 1995 the Committee reduced the award level determined pursuant to the formula by 20% in view of the Company's low rank in total return to shareholders and no incentive awards were made to the

Chairman, Vice Chairman and President. For 1995 awards paid in early 1996 the Committee increased the award level by 20% to reflect the Company's high 1995 ranking in total return to shareholders (4th highest out of the 64 index companies).

  Under the plan guidelines, the 1996 corporate earnings goals for the Chief Executive Officer were based upon consolidated earnings (rather than utility earnings), and the award paid to the Chief Executive Officer in January 1997 was based upon 140% of target award level. (The incentive award for the Vice Chairman was also based upon 140% of target award level.)

 Long-Term Incentive Plan

  In 1991 the Board of Directors adopted an Executive Restricted Stock Performance Award Program pursuant to the Long-Term Incentive Plan approved by the Company's shareholders effective July 1, 1986. The initial three-year performance period covered the period from 1991 through 1993. At the start of the cycle, each participant became eligible for the award of Performance Shares, with the maximum amounts based upon the participant's salary and the price of Company stock at that date. As previously reported, the initial award (Cycle 1) under the long-term plan was made in February 1994 and the second award (Cycle 2) in January 1996. Amounts shown in the Long-Term Incentive Plan Payout column contained in the Summary Compensation Table for 1994 and 1995 reflect the vesting of 50% of the shares awarded under Cycle 1 for the performance years 1991 through 1993 (awards were 62% of the total potential) and amounts for 1996 reflect the vesting of 50% of the shares awarded under Cycle 2 for the performance years 1992 through 1994 (awards were 30% of the total potential). For the Chief Executive Officer the award was 10,402 shares for the 1991 through 1993 performance period and 6,263 shares for the 1992 through 1994 performance cycle. (These restricted stock awards are shares of common stock subject to limitations on their sale, transfer or pledge until the expiration of the restriction period determined by the Committee at the time of the grant.)

  The third performance cycle under the Executive Restricted Stock Performance Award Program covered the three-year period 1994 through 1996. The maximum shares available for award were determined at the beginning of the cycle, based upon the year-end 1993 market price of Company stock and each participant's salary at that date, and provision was made for increasing such maximum available shares by the addition of shares for the reinvestment of dividends on Company stock. In January 1997 the Performance Cycle 3 award formula was applied and awards were made to eligible participants. Pursuant to the formula, shares awarded were based upon two equally weighted measures of the Company's relative ranking among the companies comprising the Salomon Brothers Electric Utilities index over the three-year cycle: (1) total shareholder return and (2) market-to-book ratio. For the three-year cycle, the total shareholder return for the Company ranked 36th in shareholder return for the 64 companies comprising the index, resulting in 30% of the maximum award for this measure. For the three-year cycle, the Company's average market-to-book ratio rank was 35th compared to the 64 companies comprising the index, resulting in 32% of the maximum award for this measurement. As a result, pursuant to the plan formula, the Chief Executive Officer was awarded 8,208 shares, or 41% of his total award potential of 19,875 shares. Subject to the participants' continued employment, 50% of the shares earned for the 1994 through 1996 cycle will vest on January 1, 1998 and the remaining 50% will vest on January 1, 1999. As reported on page 7 herein, a performance cycle covering the years 1996 through 1998 was approved during 1996 with awards, if any, to be determined in the Spring of 1999.

                                         HUMAN RESOURCES COMMITTEE
                                         A. James Clark, Chairman
                                         Richard E. Marriott
                                         David O. Maxwell
                                         Ann D. McLaughlin
                                         Peter F. O'Malley

                           PERFORMANCE PRESENTATION

  The following chart compares PEPCO's five year cumulative total return to shareholders consisting of the change in stock price and reinvestment of dividends with the five year cumulative total return on the Salomon Brothers Electric Utilities index and the Dow Jones Utilities index.

                       [PERFORMANCE CHART APPEARS HERE]

                               1991     1992    1993    1994    1995    1996
                               ----     ----    ----    ----    ----    ----
PEPCO                          $100     $102    $121    $ 91    $139    $145
Salomon Brothers Electrics     $100     $106    $118    $104    $138    $138
Dow Jones Utilities            $100     $102    $112    $ 95    $124    $125


                        INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors of the Company appointed Price Waterhouse LLP as Independent Public Accountants for the Company for the year 1996 and, upon recommendation of the Audit Committee of the Board, has reappointed the firm for 1997. A representative of Price Waterhouse LLP is expected to attend the Annual Meeting and will be given the opportunity to make a statement and to respond to appropriate questions.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Anthony S. Macerollo, Vice President, Corporate Administration and Services, purchased 152 shares of Common Stock of the Company in March 1996 and inadvertently failed to file a Form 4 by the April 10, 1996 deadline. He filed the form on May 9, 1996.

                            2. SHAREHOLDER PROPOSAL

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 2.

  Mrs. Evelyn Y. Davis, Watergate Office Building, Suite 215, 2600 Virginia Avenue, N. W., Washington, D.C. 20037, who on the Record Date was the record holder of 100 shares of the Company's Common Stock, has notified the Company of her intention to present the following proposal for action at the meeting:

  "RESOLVED: That the shareholders of PEPCO recommend that the Board of Directors take the necessary steps to reinstate the election of directors ANNUALLY, instead of the staggered system which was recently adopted."

  The following statement has been supplied by the shareholder submitting this proposal:

  "REASONS: Until recently, directors of PEPCO were elected annually by all shareholders."

  "The great majority of New York Stock Exchange listed corporations elect all their directors each year.

  "This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board.

  "Last year the owners of 15,254,044 shares, representing 21.3% of shares voting, voted FOR this proposal.

  "If you AGREE, please mark your proxy FOR this resolution."

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL, SET FORTH AS ITEM 2 ON THE PROXY.

  The Board of Directors believes that this proposal is not in the best interests of the Company and its shareholders. The Board believes that the present system, providing for the election of directors for three-year terms on a staggered basis rather than one-year terms, enhances the likelihood of continuity and stability in the composition of and in the policies formulated by the Company's Board of Directors. The Board also believes that this, in turn, permits it to represent more effectively the interests of all shareholders.

  In order to be adopted, the shareholder proposal requires the vote of the holders of a majority of the stock present and entitled to vote at a meeting of shareholders at which a quorum is present. Abstentions and broker non-votes will be deemed present and entitled to vote but will not be counted as a vote either for or against this proposal. If no voting instructions are given, a properly executed proxy will be voted against the shareholder proposal.

                       RECEIPT OF SHAREHOLDER PROPOSALS

  Shareholder proposals must be received by the Company by November 3, 1997 for inclusion in the proxy material for next year's Annual Meeting.

              3. OTHER MATTERS WHICH MAY COME BEFORE THE MEETING

  The Board of Directors knows of no other matters which are likely to be brought before the meeting. However, if any other matter should properly come before the meeting, it is the intention of the individuals named in the enclosed proxy to exercise the power conferred by the proxy to vote it in accordance with their judgment on such matter.

                               ----------------

  The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by officers, directors and regular employees of the Company personally, by telephone or by facsimile. The Company will reimburse banks and brokers for certain costs incurred in forwarding proxy materials to beneficial owners.


                                        [LOGO OF PRINTED ON RECYCLED PAPER
                                         APPEARS HERE]

                         POTOMAC ELECTRIC POWER COMPANY
                         1900 PENNSYLVANIA AVENUE, N.W.
                             WASHINGTON, D.C. 20068
 [LOGO OF PEPCO
  APPEARS HERE] ANNUAL MEETING OF SHAREHOLDERS -- OCTOBER 23, 1997     PROXY


The undersigned hereby appoints EDWARD F. MITCHELL, JOHN M. DERRICK, JR. and DENNIS R. WRAASE and each of them, proxies of the undersigned, with power of substitution, to attend the above Annual Meeting to be held on Thursday, October 23, 1997 at 10 a.m. at the Sheraton Washington Hotel, 2660 Woodley Road, N.W., Washington, D.C., and all adjournments thereof, and thereat to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present on matters set forth in the Proxy Statement and upon such other matters as may properly come before the meeting. UNLESS INDICATED TO THE CONTRARY, THIS PROXY SHALL BE DEEMED TO GRANT AUTHORITY TO VOTE FOR ITEM 1 AND AGAINST ITEM 2.
        ---            -------
                      THIS PROXY IS SOLICITED ON BEHALF OF
            THE BOARD OF DIRECTORS OF POTOMAC ELECTRIC POWER COMPANY

                           CONTINUED ON REVERSE SIDE

   [PEPCO LOGO APPEARS HERE]
                                                                     PROXY
   -------------------------------------------------------------------------
   1.ELECTION OF DIRECTORS

     FOR all nominees listed below              WITHHOLD AUTHORITY
     (except as marked to the contrary          to vote for all nominees
     below)[_]                                  listed below[_]

    (TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)
    Four to serve for three years
    Richard E. Marriott         David O. Maxwell        Floretta D. McKenzie
    Edward F. Mitchell
   -------------------------------------------------------------------------

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEM 2 BELOW


   2. Shareholder proposal relating to          FOR    AGAINST    ABSTAIN
      the election of Directors............     [_]      [_]        [_]






   Sign here X                                      (L.S.)
   as name      ------------------------------------
   appears   X                                      (L.S.)   Date       , 1997
   above        ------------------------------------              ------

  Attorneys, executors, administrators, trustees and corporate officials should indicate the capacity in which they are signing. Shares held in the Shareholder Dividend Reinvestment Plan are voted on this Proxy.